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                                                                       Exhibit 2
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                               COMMITMENT LETTER
                               -----------------
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[FIRST UNION letterhead]

                               December 23, 1997



James River Coal Company
701 East Byrd Street
Suite 1100
Richmond, Virginia  23219

Attention:  Mr. James B. Crawford, President

      Re:  Commitment for Arrangement of Facility
           --------------------------------------

Dear James:

     You have advised us that James River Coal Company (the "Borrower") seeks financing for the repayment of certain existing indebtedness, ongoing working capital requirements and general corporate purposes.

     First Union National Bank ("First Union") is pleased to advise you that First Union is willing to act as Syndication Agent and Documentation Agent for a facility (the "Facility") upon substantially the same terms and conditions as set forth in the presentation given by First Union Capital Markets Corp. ("Capital Markets") to the Borrower on December 4, 1997 (the "Presentation"). Capital Markets is pleased to advise you that Capital Markets is willing to act as Co-Arranger for the Facility. NationsBank, N.A. ("NationsBank") will be named as Co-Arranger and Administrative Agent for the Facility, with its sole responsibility being to administer the transfer of funds with respect to the Facility after closing.

     Capital Markets further agrees to use its reasonable best efforts to form a syndicate of financial institutions (the "Lenders") to provide the Facility.
You acknowledge and understand that in agreeing to act as Co-Arranger, Capital Markets does not guarantee that the Borrower will be able to obtain financing on the terms and conditions set forth in the Presentation, and in no event shall Capital Markets' agreement to act as Co-Arranger be construed as a commitment to provide the Facility or as an express or implied representation or promise that such financing can actually be obtained.

     You, further acknowledge and agree that, (i) although NationsBank will have the title of Co-Arranger, it will have no responsibilities as such, (ii) Capital Markets' services as arranger of the Facility will be on an exclusive basis during the term of this letter and (iii) during such term no other financial institution will be engaged or otherwise consulted or contacted by you regarding any other proposed senior bank facility for the Borrower or any of its subsidiaries.

     It is understood and agreed that First Union and Capital Markets, with the agreement and approval of the Borrower, will manage the syndication, including decisions as to the selection of proposed Lenders and titles offered to proposed Lenders (other than the titles given to NationsBank which are already set forth herein), when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that the Borrower shall pay to the Administrative Agent an annual administrative fee in an amount to be determined. Furthermore, it is understood that the Borrower shall pay upfront commitment fees to Capital Markets on the total amount of the Facility, to be distributed by Capital Markets to each of the Lenders. No Lender participating in the Facility will receive compensation from the Borrower in order to obtain its commitment, except as approved by First Union and Capital Markets.

     You agree to actively assist First Union and Capital Markets in achieving a syndication of the Facility that is satisfactory to First Union and Capital Markets and you. Such syndication may be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of the Borrower and its subsidiaries, and the proposed syndicate members. To assist First Union and Capital Markets in the syndication efforts, the Borrower hereby agrees (i) to provide and cause its advisors to provide First Union and Capital Markets and the other syndicate members upon request with all information deemed reasonably necessary by First Union and Capital Markets to complete the syndication, including but not limited to information and evaluations prepared by the Borrower and its subsidiaries and their advisors, or on their behalf, relating to the transactions contemplated hereby,
(ii) to assist First Union and Capital Markets upon its reasonable request in the preparation of an information Memorandum to be used in connection with the syndication of the Facility and (iii) to otherwise assist First Union and Capital Markets in its syndication efforts, including making officers and advisors of the Borrower and its subsidiaries available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at a meeting or meetings of lenders or prospective lenders. You hereby acknowledge that the syndication of the Facility shall be completed prior to the closing date thereof.

     The agreements of First Union and Capital Markets hereunder are based upon the financial and other information regarding the Borrower and its subsidiaries previously provided to First Union and Capital Markets. Accordingly, the agreements hereunder are subject to the condition, among others, that (i) there shall not have occurred after the date of such financial and other information any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower or its subsidiaries (ii) First Union and Capital Markets continue to be satisfied with the condition, assets, properties, business, operations and prospects of the Borrower and its subsidiaries, (iii) the information concerning the Borrower and its subsidiaries shall not differ in any material respect from the information previously provided to First Union and Capital Markets by the Borrower and (iv) First Union and Capital Markets have completed, to their satisfaction, all legal, business and other due diligence review of the business, assets, liabilities, operations and condition (financial or otherwise) of the Borrower and its subsidiaries. Further, the agreements of First Union and Capital Markets is subject to there not having occurred any material disruption or adverse change in the financial, banking or capital markets that could, in the

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

reasonable judgment of First Union or Capital Markets, materially impair the syndication of the Facility.

     You hereby represent and covenant that to the best of your knowledge (i) all information, other than Projections (as defined below), which has been or is hereafter made available to First Union, Capital Markets or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby ("Information") is and will be complete and correct in all material
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respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading and (ii) all financial projections concerning the Borrower and its subsidiaries that have been or are hereafter made available to First Union, Capital Markets or the Lenders by you (the "Projections") have
                                                            -----------
been or will be prepared in good faith based upon reasonable assumptions. You agree to supplement the Information and the Projections from time to time until the closing date so that the representation and warranty in the preceding sentence is correct on the closing date. In arranging and syndicating the Facility, First Union and Capital Markets will be using and relying on the Information and the Projections.

      By executing this letter agreement, you agree to reimburse, First Union and Capital Markets from time to time on demand for all reasonable out-of-pocket fees, reasonable syndication expenses and other reasonable expenses (including, but not limited to, the reasonable fees, disbursements and other charges of professional fees of consultants and other experts, and Kennedy Covington Lobdell & Hickman, L.L.P. & Mays and Valentine L.L.P., as counsel to First
Union and Capital Markets) incurred in connection with the Facility including the preparation of definitive documentation for the Facility and the other transactions contemplated hereby.

     By executing this letter agreement, you further agree to indemnify and hold harmless First Union and Capital Markets and each director, officer, employee, attorney and affiliate of First Union and Capital Markets (each such person or entity referred to hereafter in this paragraph as an "Indemnified Person") from
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any losses, claims, costs, damages, expenses or liabilities (or actions, suits or proceedings, including any inquiry or investigation, with respect thereto) to which any Indemnified Person may become subject, insofar as such losses, claims, costs, damages, expenses or liabilities (or actions, suits, or proceedings, including any inquiry or investigation, with respect thereto) arise out of, in any way relate to, or result from, this letter, the Facility or the other transactions contemplated hereby and thereby and to reimburse upon demand each Indemnified Person for any and all legal and other expenses incurred in connection with investigating, preparing to defend or defending any such loss, claim, cost, damage, expense or inquiry or investigation, with respect thereto; provided that the Borrower shall have no obligation under this indemnity
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provision for liabilities resulting from gross negligence or willful misconduct of any Indemnified Person. The foregoing provisions of this paragraph shall be in addition to any right that an Indemnified Person shall have at common law or otherwise. No Indemnified Person shall be responsible or liable for consequential damages which may be alleged as a result of this letter.

     The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and

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

delivered and notwithstanding the termination of this letter agreement or the agreement of First Union or Capital Markets hereunder.

     Except as required by applicable law, this letter and the contents hereof shall not be disclosed by you to any third party without the prior consent of First Union and Capital Markets, other than to your attorneys, financial advisors, equity underwriters and accountants, in each case to the extent necessary in your reasonable judgment. You acknowledge and agree that First Union may share with any of its affiliates (including specifically Capital Markets) any information relating to the Facility, the Borrower and its subsidiaries. You further acknowledge and agree to the disclosure by First Union and Capital Markets of information relating to the Facility to Gold Sheets
                                                                     -----------
and other similar bank trade publications, with such information to consist of deal terms and other information customarily found in such publications.

     This letter may be executed in counterparts which, taken together, shall constitute an original. This letter, together with the Fee Letter, embodies the entire agreement and understanding between Capital Markets, First Union and the Borrower with respect to the specific matters set forth above and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by First Union or Capital Markets to make any oral or written statements inconsistent with this letter.

     THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

     This letter may not be assigned by the Borrower without the prior written consent of First Union and Capital Markets.


                           [Signature page follows]

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     If you are in agreement with the foregoing, please execute and return the enclosed copy of this Arrangement Letter and the Fee Letter no later than the close of business on December 24, 1997. This letter will become effective upon your delivery to us of executed counterparts of this Arrangement Letter and the Fee Letter. This agreement shall terminate if not so accepted by you prior to that time. Following acceptance by you, this agreement will terminate on February 6, 1998 (or such earlier date as may be mutually agreed to by the parties hereto) unless the Facility is closed by such time.


                                    Very truly yours,

                                    FIRST UNION NATIONAL BANK

                                    By:
                                       ------------------------------
                                    Name:  Laurence M. Levy
                                    Title:  Vice President

                                    FIRST UNION CAPITAL MARKETS CORP.

                                    By:  /s/ Andrew J. Gamble
                                       ------------------------------
                                    Name:  Andrew J. Gamble
                                         ----------------------------
                                    Title:  MD
                                          ---------------------------



ACCEPTED AND AGREED TO
THIS 26 DAY OF DECEMBER 1997.

JAMES RIVER COAL COMPANY



By: /s/ William T. Sullivan, Jr.
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      Name: William T. Sullivan, Jr.
           -------------------------------
      Title: Vice President and Treasurer
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